Exhibit 8(a)(3)

Amendment No. 2 to Participation Agreement (DFA)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

BY AND AMONG

DFA INVESTMENT DIMENSIONS GROUP INC.,

DIMENSIONAL FUND ADVISORS INC.,

DFA SECURITIES INC.

AND

MONUMENTAL LIFE INSURANCE COMPANY

THIS AMENDMENT, made and entered into this 1st day of May, 2013, by and among Transamerica Financial Life Insurance Company (“Company”), on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”); DFA Investment Dimensions Group Inc. (“Fund”); the Fund’s investment adviser, Dimensional Fund Advisors Inc. (“Adviser”); and DFA Securities Inc. (“DFAS”) (individually, a “Party” and collectively, the “Parties”).

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	Schedule 1.1 of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule 1.1. to reflect the new names of VA U.S. Large Value Portfolio (formerly VA Large Value Portfolio) and VA U.S. Targeted Value Portfolio (formerly VA Small Value Portfolio).

2.	A new paragraph, numbered consecutively, is added to 3. Representations and Warranties, as follows:

3.15.	With respect to the Portfolio(s) listed in Schedule 1.1 of the Agreement that are available for investment by the Account, the Adviser represents that it has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, the Adviser represents that, with respect to the Portfolio(s) listed in Schedule 1.1 of the Agreement, it is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA. To the extent that the Adviser becomes no longer eligible to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, the Adviser agrees to provide the Company with prompt notice, in writing, of such change in regulatory status to the extent the notice is permitted under applicable laws, rules and regulations.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	7-5-13

DFA INVESTMENT DIMENSIONS GROUP INC

By:	/s/ Jeff J. Jeon
Name:	Jeff J. Jeon
Title:	Vice President
Date:	6-25-13

DIMENSIONAL FUND ADVISORS INC.

By:	/s/ Kenneth M. Manell
Name:	Kenneth M. Manell
Title:	Vice President
Date:	6-25-13

DFA SECURITIES INC.

By:	/s/ Carolyn O
Name:	Carolyn O
Title:	Vice President
Date:	6-26-13

Schedule 1.1

Revised May 1, 2013

DFA Investment Dimensions Group Inc.:
VA Global Bond Portfolio
VA International Small Portfolio
VA International Value Portfolio
VA Short-Term Fixed Portfolio
VA U.S. Large Value Portfolio
VA U.S. Targeted Value Portfolio

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